Exhibit 99.1 - Press Release



For Further Information Contact:
         Gerard E. Holthaus
         Chief Executive Officer
         (410) 931-6101


 WILLIAMS SCOTSMAN, INC. REPORTS OPERATING RESULTS FOR THE TWO AND EIGHT MONTHS
 ------------------------------------------------------------------------------
          ENDED AUGUST 31, 2004 AND ANNOUNCES CREDIT FACILITY AMENDMENT
          -------------------------------------------------------------

                                OPERATING RESULTS
                                -----------------

Baltimore, MD, September 30, 2004 - Williams Scotsman, Inc. announced today revenues for the two month period ended August 31, 2004 of $94.3 million, which represents a 23.5% increase from $76.4 million in the comparable period of 2003. Gross profit was $32.7 million and $29.8 million for the two month periods ended August 31, 2004 and 2003, respectively. Adjusted EBITDA was $27.0 million for the two month period ended August 31, 2004, which was up 6.2% from the $25.4 million in the comparable period of 2003. Cash flow from operating activities was $0.6 million for the two month period ended August 31, 2004, a decrease of 93.2% from $9.4 million in the comparable period of 2003. Revenues for the eight month period ended August 31, 2004 were $325.5 million, which represents a 14.6% increase from $284.0 million in the comparable period of 2003. Gross profit was $122.6 million and $118.1 million for the eight month period ended August 31, 2004 and 2003, respectively. Adjusted EBITDA was $100.3 million for the eight month period ended August 31, 2004, which was down 1.1% from the $101.5 million in the comparable period of 2003. Cash flow from operating activities was $28.6 million for the eight month period ended August 31, 2004, a decrease of 57.1% from the $66.6 million in the comparable period of 2003.

TWO MONTHS ENDED AUGUST 31, 2004 RESULTS

     Revenues in the two month period ended August 31, 2004 were $94.3 million; a $17.9 million or 23.5% increase from revenues of $76.4 million in the same period of 2004. The increase resulted primarily from a $6.2 million or 33.9% increase in delivery and installation revenues, a $5.2 million or 40.6% increase in sales of new units, a $3.4 million or 100.3% increase in sales of rental equipment, a $2.3 million or 6.4% increase in leasing, and a $0.8 million or 13.1% increase in other revenue from the same period of 2003. The increases in sales of new units and corresponding increase in delivery and installation are largely due to continued growth in the education industry we serve, particularly in the Southeast, West, and South Central regions of the country. The 6.4% increase in leasing revenue for the two months ended August 31, 2004 resulted from the growth of units on rent primarily affected by our purchase of 3,800 California classroom units in March 2004, and an increase in the average rental rate. Average fleet utilization of approximately 80% for the two month period ended August 31, 2004 was up approximately 3% from the same period of the prior year. Of this increase, 2.4% is attributed to the Company's strategic initiative to dispose of selected rental units in our lease fleet, as disclosed in Note 11 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. Our average monthly rental rate increased by $1 to $249 for the two months ended August 31, 2004 as compared to the same period of 2003.

     Gross profit for the two month period ended August 31, 2004 was $32.7 million, a $2.9 million or 9.8% increase from the same period of 2003. This increase was primarily driven by the increased revenues described above. Gross profit margin percentage from sales of new units, and delivery and installation decreased by 1.5%, and 4.0%, respectively, primarily due to competitive pricing pressures. Leasing gross profit margin percentage for the two months ended August 31, 2004 decreased by 1.5% due primarily to increased refurbishment and maintenance costs, partially offset by the $1 increase in the average monthly rental rate for the two month period ended August 31, 2004 as compared to the same period of 2003. Gross profit margin from sales of rental equipment increased by $0.7 million primarily due to an increase in sales of rental equipment revenue as compared to the same period of 2003.

     Selling, general and administrative expenses for the two month period ended August 31, 2004 increased by approximately $1.7 million or 14.0% to $13.9 million from $12.2 million in the same period of 2003. This increase is primarily associated with increased employee related costs, business insurance, professional fees and marketing related costs.

     Interest expense for the two month period ended August 31, 2004 decreased by $0.7 million or 4.2% to $15.7 million from $16.4 million in the same period of 2003 due to a prior year write-off of deferred financing costs in the amount of $2.5 million and a $98.1 million or 23.8% decrease in the average credit facility debt over the same period of 2003, partially offset by the incremental interest expense incurred on the additional $150.0 million of 10.0% senior secured notes. The net proceeds of the notes were used to pay off portions of the term loan and revolving credit facility debt in August 2003.


EIGHT MONTHS ENDED AUGUST 31, 2004 RESULTS

     Revenues for the eight months ended August 31, 2004 were $325.5 million; a $41.5 million or 14.6% increase from revenues of $284.0 million in the same period of 2003. The increase resulted primarily from a $16.3 million or 35.9% increase in sales of new units, a $15.2 million or 25.9% increase in delivery and installation revenues, a $4.8 million or 36.7% increase in sales of rental equipment, a $2.3 million or 9.7% increase in other revenue and a $2.9 million or 2.0% increase in leasing revenue, from the same period of 2003. The increases in sales of new units and corresponding increase in delivery and installation revenues are largely due to continued growth in the education industry we serve, particularly in the Southeast, West and South Central regions of the country. The 2.0% increase in leasing revenue for the eight month period ended August 31, 2004 resulted from the growth of units on rent primarily affected by our purchase of 3,800 California classroom units in March 2004, partially offset by a decrease of $3 in our average rental rate. Average fleet utilization of approximately 79% for the eight month period ended August 31, 2004 was up approximately 3% from the same period of the prior year. Of this increase, 2.4% is attributed to the strategic initiative previously discussed.

     Gross profit for the eight month period ended August 31, 2004 was $122.6 million, a $4.6 million or 3.9% increase from the same period of 2003. This increase was primarily driven by the increased sales of new units, and delivery and installation revenues described above. Gross profit margin percentage from the sales of new units, and delivery and installation decreased by 1.1% and 1.7%, respectively, due to competitive pricing pressures. Gross profit margin from the sales of rental equipment increased by $1.1 million primarily due to an increase in sales of rental equipment revenue as compared to the same period of 2003. Leasing gross profit and the leasing gross profit margin percentage for the eight months ended August 31, 2004 decreased by $0.6 million and 1.5%, respectively, as compared to the corresponding prior year period. These decreases resulted primarily from increased refurbishment and maintenance costs, as well as a $3 drop in the average monthly rental rate to $249 for the eight month period ended August 31, 2004 as compared to the same period of 2003.

     Selling, general and administrative expenses for the eight month period ended August 31, 2004 increased by $4.8 million or 9.7% to $54.8 million from $50.0 million in the same period of 2003. This increase is primarily associated with increased employee and facility related costs, business insurance, professional fees and marketing related costs.

     Interest expense for the eight month period ended August 31, 2004 increased by $3.8 million or 6.7% to $61.1 million from $57.3 million in the same period 2003 due to the incremental interest expense incurred on the additional $150.0 million of 10.0% senior secured notes, partially offset by a $118.6 million or 28.9% decrease in the average credit facility debt over the same period of 2003. Also included in the 2003 interest expense was a write-off of deferred financing costs in the amount of $2.5 million. The net proceeds of the notes were used to pay off portions of the term loan and revolving credit facility debt in August 2003.

CASH FLOW RESULTS

     The $8.8 million and $38.1 million decreases in cash flow from operating activities for both the two and eight month periods ended August 31, 2004, respectively, were substantially the result of increased activity in our modular construction and classroom sales business. Increased sales, particularly in the West and Southeast regions, drove outstanding receivables and cost in excess of billings on long-term construction-type sales contracts up at August 31, 2004 as compared to the decrease in receivables experienced during the same periods of 2003. Other factors that impacted the decrease in net cash provided by operating activities from 2003 included increases in selling, general, and administrative expenses mentioned above and increased cash outflows related to other assets, partially offset by increased payables. The change in other assets was impacted by an 8.5% minority interest investment in Wiron, a mobile office company headquartered in Spain, for approximately $4.0 million. The change in accounts payable and accrued expenses resulted primarily from the timing of payments of accounts payable. The increase in Adjusted EBITDA for the two month period ended August 31, 2004 was primarily the result of an overall increase in gross profits as compared to the same period of 2003. The decrease in Adjusted EBITDA for the eight month period ended August 31, 2004 was a result of lower leasing gross profit as compared to 2003, as well as the increased selling, general, and administrative expenses mentioned above.


HURRICANE DAMAGE

     As a result of the recent hurricanes experienced in the Southeast regions of the U.S., approximately 600 (approximately $4 million in net book value) mobile office and storage units were either damaged or destroyed. The effects of the most recent hurricane, Jeanne, on the Company's fleet and property is in the process of being determined. An evaluation of the damage from these storms is currently underway and an estimate of the total settlement is forthcoming, however, we believe that net proceeds from our casualty insurance will cover the costs of replacing or repairing these units as well as other hurricane related damages to the Company's assets.

                            CREDIT FACILITY AMENDMENT

     Williams Scotsman, Inc. also announced today that it has amended its bank credit facility, effective September 24, 2004. The amendment increases the permitted maximum leverage ratio to 6.75x at September 30, 2004 from 6.60x and the ratio remains at 6.75x until June 30, 2005 at which time it decreases to 6.60x. The leverage ratio decreases thereafter over time to 6.25x at September 30, 2006. This change will provide the company with additional financial flexibility needed to operate in the current economic environment. In addition, the amendment (1) reduces the total revolving commitments under the credit facility to $300.0 million from $342.0 million and (2) reduces the annual limitation on capital expenditures to $175.0 million in each of 2005 and 2006, from $235.0 million and $250.0 million, respectively.



Williams Scotsman, Inc. is North America's leading provider of mobile and modular space, servicing 24,000 customers throughout the United States, Canada, and certain parts of Mexico. With over 80 locations and a fleet of more than 95,000 mobile offices, modular classrooms and storage units, Williams Scotsman is widely recognized for its quality customer service with numerous awards and distinctions. For information, visit the Company's website at www.willscot.com http://www.willscot.com/

All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in the Company's 10-K, 10-Q and other SEC filings. The Company assumes no obligation to update any forward-looking statement. Certain prior year amounts have been reclassified to conform to current year presentation.

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



                                           Williams Scotsman, Inc.
                              Consolidated Statement of Operations ( unaudited )
                                           (dollars in thousands)



                                           Two Months Ended August 31             Eight Months Ended August 31
                                       ----------------------------------      ----------------------------------
                                                                     %                                       %
                                        2004          2003        Change          2004          2003       Change
                                         ----          ----        ------         ----          ----       ------
Revenues
Leasing                                 $37,825       $35,558        6.4%      $ 145,490     $ 142,592       2.0%
Sales:
   New units                             17,853        12,697       40.6%         61,659        45,374      35.9%
   Rental equipment                       6,876         3,433      100.3%         17,886        13,086      36.7%
Delivery and installation                24,620        18,386       33.9%         73,866        58,688      25.9%
Other                                     7,147         6,317       13.1%         26,565        24,227       9.7%
                                         ------        ------                    -------       -------
   Total revenues                        94,321        76,391       23.5%        325,466       283,967      14.6%
                                         ------        ------                    -------       -------

Cost of sales and services

Leasing
   Depreciation and amortization          8,170         7,899        3.4%         31,938        32,889      2.9%
   Other direct leasing costs             9,418         8,100       16.3%         33,433        29,003     15.3%
Sales:
   New units                             15,608        10,909       43.1%         52,484        38,105     37.7%
   Rental equipment                       5,372         2,705       98.6%         14,170        10,481     35.2%
Delivery and installation                21,422        15,252       40.5%         64,308        50,075     28.4%
Other                                     1,674         1,776       5.7%           6,511         5,350     21.7%
                                         ------        ------                    -------       -------
Total cost of sales and services         61,664        46,641       32.2%        202,844       165,903     22.3%
                                         ------        ------                    -------       -------

Gross profit                             32,657        29,750        9.8%        122,622       118,064      3.9%


Selling, general & administrative
expenses *                               13,923        12,215       14.0%         54,800        49,972      9.7%
Interest expense                         15,678        16,371       4.2%          61,123        57,277      6.7%
Other depreciation and amortization       2,579         2,323       11.0%          9,673         9,282      4.2%
                                         ------        ------                    -------       -------

Income (Loss) before income
    tax provision                           477        (1,159)      141%          (2,974)        1,533      294%

Income tax expense (benefit)                182          (463)      139%          (1,130)          614      284%
                                         ------        ------                    -------       -------
Net income (loss)                       $   295       $  (696)      142%       $  (1,844)     $    919      301%
                                         ======        ======                    =======       =======


* Includes noncash stock compensation expense of $107 for the two month period ended August 31, 2004  and $561 and $504 for the eight month periods ended August 31, 2004 and 2003, respectively.


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


                                            Williams Scotsman, Inc.
                      Summary of Selected Consolidated Financial Information ( unaudited )
                                             (dollars in thousands)


                                           Two Months Ended August 31             Eight Months Ended August 31
                                       ----------------------------------      ----------------------------------

Operations Data:                                                       %                                     %
                                          2004          2003         Change      2004           2003       Change
                                          ----          ----         ------      ----           ----       ------

Gross profit
Leasing                                 $ 20,237      $ 19,559         3.5%    $ 80,119      $ 80,700       0.7%
Sales:
   New units                               2,245         1,788        25.6%       9,175         7,269       26.2%
   Rental equipment                        1,504           728       106.6%       3,716         2,605       42.6%
Delivery and installation                  3,198         3,134         2.0%       9,558         8,613       11.0%
Other                                      5,473         4,541        20.5%      20,054        18,877        6.2%
                                         -------       -------                  -------       -------

Total gross profit                      $ 32,657      $ 29,750         9.8%    $122,622      $118,064        3.9%
                                         =======       =======                  =======       =======


Reconciliation of Adjusted EBITDA for the two and eight month periods ended August 31, 2004 and 2003 to cash flow from operating activities - the most comparable GAAP measure :
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


                                                       Two Months Ended August 31    Eight Months Ended August 31
                                                       --------------------------    ----------------------------

                                                           2004          2003            2004            2003
                                                           ----          ----            ----            ----

Adjusted EBITDA (a)                                     $ 27,011     $ 25,434        $ 100,321      $ 101,485
(Increase) decrease in net accounts receivable            (3,159)         747          (16,379)        10,084
Increase (decrease)in accounts payable and accrued
   expenses                                                  789       (6,847)          15,448          2,424
Interest paid                                            (10,226)      (4,472)         (52,324)       (42,477)
Increase in other assets                                 (14,397)      (4,284)         (17,312)        (2,447)
Increase (decrease)in other liabilities                    2,130         (430)           2,554             23
Gain on sale of equipment                                 (1,508)        (730)          (3,725)        (2,443)
                                                         -------      -------          -------       --------
Cash flow from operating activities                     $    640     $  9,418        $  28,583      $  66,649
                                                         =======      =======         ========       ========


Other Data:
Cash flow used  in investing activities                 $(15,063)   $  (9,091)       $ (81,185)     $ (32,793)
                                                         =======      =======         ========       ========

Cash flow provided by (used in) financing activities    $ 14,435    $    (846)       $  52,785      $ (33,527)
                                                         =======      =======         ========       ========


(a) The Company defines Adjusted EBITDA as earnings before deducting interest, income taxes, depreciation, amortization, and noncash charges, including noncash stock compensation charges.


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


                                               Williams Scotsman, Inc.
                      Summary of Selected Consolidated Financial Information (continued) (unaudited)
                                   (dollars in thousands, except monthly rental rates)



                                                                                               August 31
                                                                                               ---------

Balance Sheet Data (at period end):                                                     2004                2003
                                                                                        ----                ----

Rental equipment, net (b)                                                            $  870,853          $ 829,266
Total assets                                                                          1,276,282          1,223,412
Total debt                                                                            1,015,326            957,761

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






                                                       Two Months Ended August 31,   Eight Months Ended August 31,
                                                       --------------------------    ----------------------------


Rental Fleet and Capital Expenditure Data:              2004               2003          2004               2003
                                                        ----               ----          ----               ----

Lease fleet units, as of end of period (d) (f)          95,400             93,900        95,400             93,900
Lease fleet units, average for period (e) (f)           95,200             93,800        93,000             93,700
Utilization rate based upon units, average
 over period                                                80%                77%           79%                76%
Monthly rental rate, average over period                 $ 249              $ 248         $ 249              $ 252
Fleet capital expenditures  (c)                       $ 10,076            $ 6,933      $ 72,773 (f)       $ 22,727
Total capital expenditures  (c)                       $ 11,101            $ 8,968      $ 76,985 (f)       $ 29,306


           (b)In accordance with generally acceptable accounting principles, rental equipment as of August 31, 2004 and 2003 excludes amounts related to the strategic disposal initiative implemented in December 2003.

           (c)As defined in the Company's credit agreement

           (d)Rental fleet as of August 31, 2004 excludes units classified as held for sale related to 2003 strategic initiative.  The lease fleet units at August 31, 2003, excluding these units, was 91,000.

           (e)Lease fleet units, average for the period ended August 31, 2004 excludes units classified as held for sale related to the 2003 strategic initiative.  The lease fleet units, average for the two and eight month periods ended August 31, 2003, excluding these units, was 90,900 and 90,800, respectively.

           (f)Includes the effect of $43.5 million purchase of approximately 3,800 California classroom units on
              March 26, 2004.

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